“ARTICLE IX

INDEMNIFICATION AND INSURANCE

Section 1.

Indemnification of Officers, Directors, Employees and Agents.  The Corporation shall indemnify its present and past directors, officers, employees, and agents (including any “investment adviser” or “principal underwriter,” as those terms are defined in the 1940 Act), and any persons who are serving or have served at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or enterprise, to the full extent provided and allowed by Section 2-4 18 of the Code concerning corporations, as amended from time to time or any other applicable provisions of law. Notwithstanding anything herein to the contrary, no director, officer, investment adviser, or principal underwriter of the Corporation shall be indemnified in violation of Sections 17(h) and (i) of the 1940 Act. Expenses incurred by any such person in defending any proceeding to which he or she is a party by reason of service in the above-referenced capacities shall be paid in advance or reimbursed by the Corporation to the full extent permitted by law, including Sections 17(h) and (i) of the 1940 Act.

Section 2.

Insurance of Officers, Directors, Employees and Agents.  The Corporation may purchase and maintain insurance on behalf of any person who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against that person and incurred by that person in or arising out of his or her position, whether or not the Corporation would have the power to indemnify him or her against such liability.

Section 3.

Amendment.  No amendment, alternation, or repeal of this Article or the adoption, alteration, or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Article shall adversely affect any right or protection of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.”